SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement ("Agreement") is dated as of June 1, 2023 and is made by and among **Direct Capital Investment Group, Inc.**, a Delaware corporation with a principal place of business located at 254 Chapman Road, Suite 208 #11485, Newark, DE 19702 or its designee ("Buyer"), **Direct Mortgage Investors, Inc.**, a Delaware corporation having an office at 5533 W. 109th Street #103, Oak Lawn, IL 60453 (the "Corporation") and **James Anderson**, an individual having an office at 254 Chapman Road, Suite 208 #11485, Newark, DE 19702 (the "Shareholder").

WITNESSETH:

WHEREAS, the Corporation is engaged in the business of owning and operating a mortgage origination and lending business (the "Business") located at 5533 W. 109th Street #103, Oak Lawn, IL 60453;

WHEREAS, Shareholder is the sole shareholder of both the Corporation and the Buyer; and

WHEREAS, Buyer wishes to purchase from Shareholder, and the Shareholder wishes to sell to Buyer, upon the terms and conditions hereinafter set forth, all of the issued and outstanding capital stock and assets of the Corporation.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Buyer, Shareholder and the Corporation hereby agree as follows:

1. PURCHASE AND SALE OF STOCK.

1.1 Sale of Stock and All Assets. Upon the terms and subject to the conditions provided in this Agreement, the Shareholder shall, at the Closing and as of the Closing Date (as said terms are hereinafter defined), convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Shareholder in reliance upon the covenants, agreements, representations, warranties and indemnities of the Corporation and the Shareholder, all of issued and outstanding capital stock of the Corporation consisting of 1,500 shares of common stock (the "Stock") owned by Shareholder together with all of the tangible and intangible assets of the Shareholder and the Corporation, excluding any cash on hand at the time of closing, (the "Included Assets") listed in **Schedule 1.1** attached hereto. The Included Assets shall include, but shall be limited to, all of Shareholder's and Corporation's right, title and interest in and to the licenses to operate the Business as more particularly set forth below.

1.2 Excluded Assets. The assets of the Corporation listed on **Schedule 1.2**, attached hereto, if any, are expressly excluded from this transaction and shall be the property of the Shareholder after Closing ("Excluded Assets").

1.3 Conveyance by Shareholder. To the extent the Shareholder owns or possesses on or after the Closing Date any properties and assets used in the Corporation's business or reflected in the Balance Sheet (as hereinafter defined), other than any Excluded Assets, Shareholder shall convey and deliver such properties and assets to Buyer upon its request at any time on or after the Closing Date without any additional payment of consideration by Buyer.

2. THE CLOSING AND TRANSFER OF STOCK.

2.1 Closing. The closing ("Closing") with respect to the acquisition of the Stock under this Agreement and all other deliveries and transactions contemplated hereby shall take place simultaneously with the execution hereof on June 1, 2023 at the offices of the Buyer set forth in the introductory paragraph above, or at such other time and place as may be acceptable to the parties and shall be effective as of the date of Closing (the "Effective Date"). The parties agree that at the request of Buyer the closing can take place by Federal Express or other manner of overnight delivery of documents, or by electronic transmission with document delivered via email in portable document format (.pdf) pursuant to usual and customary escrow instructions.

2.2 Consideration. Buyer shall pay to the Shareholder for the Stock a purchase price (the "Purchase Price") equal to **FIVE MILLION and 00/100 ($5,000,000.00) DOLLARS**, payable as follows:

(a) by Secured Promissory Note in the form annexed hereto and made a part hereof by reference as **Exhibit "A"**.

2.3 Delivery at Closing. (a) At the Closing: The Shareholder shall transfer to Buyer the Assets and the Stock free and clear of any and all claims, liens, encumbrances, mortgages, charges. Security interest, options preemptive rights, restrictions or any other equities or interests or imperfections of title whatsoever.

(b) Buyer shall pay the Purchase Price for the Stock in accordance with the terms of Section 2.2 hereof and shall deliver a security agreement (the "Security Agreement") to Shareholder in the form annexed hereto as **Schedule 2.3(b)**.

(c) The Corporation shall deliver to Buyer a Certificate of Good Standing dated not more than 30 days prior to the Closing Date from the Corporation's state of incorporation and from any other jurisdiction in which it is qualified to do business at the Closing Date.

(d) The Corporation shall deliver to Buyer a certified copy of resolutions of the Shareholders and Board of Directors of the Corporation authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

(e) The Corporation and Shareholder shall execute and deliver to Buyer Non-Compete Agreements dated the Closing Date in the form annexed hereto as **Schedules 2.3(e)(A) and 2.3(e)(B).** The only exception to the Non-Compete Agreements shall be that Shareholder is allowed to engage in the Business which is being acquired by Buyer from Corporation so long as

Shareholder remains a shareholder, officer, director and/or employee of Buyer and only to the extent that Shareholder engages in such activities solely on behalf of Buyer and Buyer's successors and assigns.

(f) The Shareholder shall execute and deliver to Buyer, a Subscription Agreement with respect to the Buyer Shares in the form annexed hereto as **Schedule 2.3(g)**.

(g) Each member of the Board of Directors and each officer of the Corporation, except those persons, if any, listed on **Schedule 2.3(h),** shall deliver to the Corporation a written resignation as director and/or officer of the Corporation, as the case may be, effective as of the Closing.

(h) The Shareholder shall deliver to the Corporation a release of all claims in the form annexed hereto as **Schedule 2.3(i)**

2.4. Opinions of Counsel. At the Closing, the Shareholder and Buyer shall cause their respective counsel to deliver to each other legal opinions dated the Closing Date substantially in the forms annexed hereto as **Schedules 2.4(A) and 2.4(B)** respectively.

3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE CORPORATION.

The Corporation and Shareholder hereby jointly and severally represent, warrant and agree as of the date hereof and as of the date of the Closing as follows:

3.1 Organization and Qualification of Corporation. The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has all requisite corporate power and authority to own or lease all of its assets and to conduct its business in the manner and in the places where such business is now conducted by it. Corporation is not required to be so licensed, qualified or authorized to conduct its business or own its property as a foreign corporation in any other jurisdiction.

The minute book of the Corporation is current and contains correct and complete copies of the Certificate of Incorporation and Bylaws of the Corporation, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its Shareholders and board of directors and all committees thereof, duly signed by an appropriate officer, all directors or all Shareholders. The stock record book of the Corporation is also current, correct and complete and reflects the issuance of all of the outstanding shares of the Corporation's capital stock since the date of its incorporation.

The Shareholder is the record and beneficial owner of all the issued and outstanding capital stock of the Corporation and no other person, firm or corporation will have at the Closing Date any interest whatsoever in any of such shares.

3.2 Authority of the Corporation and the Shareholder. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer

pursuant to this Agreement will constitute, when so delivered, the valid and binding obligation of the Corporation and Shareholder and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each of the agreements and other documents and instruments delivered or to be delivered to Buyer by the Corporation have been duly authorized by all necessary action of the Corporation and are within Corporation's corporate powers.

The execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Corporation or the Shareholder, does not, and will not, with the passage of time or the giving of notice or both:

(a) result in a breach of or constitute a default or result in any right of termination or other effect adverse to the Corporation or the Shareholder under any loan or credit agreement, or any other agreement, lease or instrument to which the Corporation or the Shareholder is a party or by which the property of the Corporation is bound or affected;

(b) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance or claim of any nature whatsoever on or any property or assets now owned, leased or used by the Corporation;

(c) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien security interest or other charge or encumbrance on the Stock or any assets of the Corporation;

(d) require any approval consent or waiver of, or filing with, any entity, private or governmental; or

(e) violate any provisions of the Certificate of Incorporation or By-Laws of the Corporation.

3.3 Subsidiaries and Investments. The Corporation has no subsidiaries and does not own any securities of or other interests in any other entity.

3.4 Capitalization. The authorized capital stock of the Corporation consists of One thousand five hundred (1,500) shares of common stock, 0.01 par value, of which One thousand five hundred (1,500) shares are issued and outstanding. The Stock has been duly and validly authorized, and is duly and validly issued, fully paid and non-assessable. Except as set forth on **Schedule 3.4,** the Stock is free and clear of any and all claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer, or other interests or equities or imperfections of title whatsoever. There are no other equity securities of the Corporation outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all of the foregoing being collectively called "Options") obligating the Corporation to issue any or all of its authorized and unissued capital stock, or any security convertible into and/or exchangeable for capital stock of the Corporation. The Corporation has no capital stock of any class authorized or outstanding except as identified herein. The Purchased Stock represents,

and will represent at Closing, one hundred (100%) percent of the issued and outstanding capital stock of the Corporation.

3.5 Valid Title to Purchased Stock. Shareholder has in accordance with **Schedule 3.4,** and will deliver to Buyer, valid and marketable title to the Stock at the Closing, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security interests, options, preemptive or other rights, restrictions on transfer or other interests or equities or any other imperfections of title whatsoever. Shareholder represents and warrants that he has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby; and that the execution and delivery of this Agreement by him and the consummation and performance of the transactions contemplated hereby by him are and will be the legal, valid and binding obligations of Shareholder, enforceable against him in accordance with their terms.

3.6 **Assets.**

(a) Title to Assets. Except as set forth on **Schedule 3.6(a)** or elsewhere in this Agreement, the Corporation is the sole and exclusive owner of all of the assets included in the Corporation's Balance Sheet (as hereinafter defined) (the "Corporation Assets") other than those disposed of since the Balance Sheet Date (as hereinafter defined) in the ordinary course of business for full value; no other person, firm or corporation has or will have at Closing any interest whatsoever in any of the Corporation's Assets; and the Corporation owns the Corporation Assets, free and clear of all liens, mortgages, security interests, encumbrances or other charges or imperfections of title, and the Corporation Assets constitute all the assets and interests in assets that are used in or necessary to, the business of the Corporation.

(b) Machinery and Equipment. The machinery and equipment included in the Corporation Assets are in proper operating condition.

(c) Inventory. The inventory of the Corporation reflected on the Balance Sheet as hereinafter defined and any other inventory acquired by the Corporation during the period from the Balance Sheet Date up to the date of Closing has been or will be acquired or produced in the ordinary course of the Corporation's business and is of a quality (expressly not outdated or expired) and quantity saleable in the ordinary course of business of the Corporation at prevailing market prices or suitable for use in the Corporation's business; and is valued at lower of cost or market. All items included in the inventory are the property of the Corporation, except for sales made in the ordinary course of business since the dates indicated.

(d) Accounts Receivable. All notes and accounts receivable of the Corporation shown on the Balance Sheet or those acquired thereafter and not collected prior to the date hereof arose in the ordinary and normal course of business, represent accounts validly due for goods sold or services rendered or validly incurred indebtedness on the part of those obligated thereon are or will continue to be genuine, valid, good and collectible obligations owed to the Corporation.

(e) Real Estate. With the exception of the real estate and buildings and improvements thereon which the Corporation leases at 5533 W. 109th Street #103, Oak Lawn, IL 60453 (the "Real Estate"), the Corporation does not own or lease any real estate. With respect to the Real Estate:

(i) A copy of the existing lease for the Real Property (the "Real Estate Lease") has been delivered to Buyer. The Real Estate Lease is currently on a month-to-month basis. Except as specified on **Schedule 3.6(e),** the Real Estate Lease is currently binding, unmodified and in full force and effect, and there are no other material agreements, written or oral, between Corporation and any third parties regarding the Real Estate or otherwise relating to Corporation's use thereof, and all material covenants, conditions, restrictions, easements under the Real Estate Lease have been compiled with by Corporation.

(ii) The Real Estate and the operations conducted thereon and the uses made thereof are in compliance with all, and are not in violation of any, applicable federal, state or local statute, ordinance, code, order, requirement, law, rule or regulation relating to occupational health or safety, building or zoning matters.

(iii) No written or oral notice of violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule, regulation, or of any covenant, condition, restriction or easement affecting the Real Estate, with respect to the use or occupancy of the Real Estate, has been given by any person having jurisdiction over the Real Estate or by any other person entitled to enforce the same, or to the best of Shareholder's knowledge, any other person or entity since the date of Corporation's lease of the Real Estate.

(iv) There are no unpaid rent, lease payments, utility payments, taxes, assessments (special, general or otherwise) or charges or liabilities of any nature under the Real Estate Lease or otherwise affecting the Real Estate or any portion thereof.

(v) Neither this Agreement nor anything provided to be done under this Agreement violates or shall violate or affect the validity in any respect of the Real Estate Lease or any other contract, document, understanding, agreement, arrangement or instrument affecting the Real Estate to which the Corporation is a party.

(f) Leased Property. To the extent applicable, all of the personal property leased by Corporation is listed on **Schedule 3.6(f)**, and true and complete copies of all of the lease documents, if any, have been delivered to Buyer. Except as specified on **Schedule 3.6(f)**, all such lease documents are unmodified and are valid and in full force and effect, all material covenants, conditions, restrictions, easements and similar matters affecting the leased property

have been complied with by Corporation in all material respects, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any of these leases.

3.7 **Conduct of the Business.** The Corporation is not a party to, or subject to or bound by, nor are any of the Assets subject to or bound by any agreement, oral or written, or any judgment, order, writ, injunction or decree of any court or governmental or administrative body which prohibits or adversely affects, or upon the consummation of the transactions contemplated hereby, would prohibit or adversely affect: (i) the use of any or all of the assets and property of the Corporation necessary for operation in the ordinary and usual course of business; or (ii) the conduct of its business and operations, in each case, in all respects in the same manner as such business has been conducted by it. The Corporation has all properties and rights necessary to conduct the business and operations of the Corporation in all material respects in substantially the same manner as such business has been conducted by it prior to the date hereof. Except as disclosed on **Schedule 3.7(a),** the Corporation is not required by any person or governmental authority to obtain any consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications or security clearances for the conduct of Corporation's business (including qualifications to transact business as a foreign corporation in various states); and, except as set forth on **Schedule 3.7(a)**, the Corporation has obtained all such consents, authorizations, licenses, permits, orders, certificates, registrations, qualifications and security clearances; the same are valid and subsisting; and, except as set forth on **Schedule 3.7(a)**, the consummation of this Agreement will not invalidate the same. The business and operations of the Corporation have been, and are being conducted in compliance with all applicable statutes, ordinances, orders, rules and regulations of any federal, state or local governmental authority. Except as set forth in **Schedule 3.7(b)**, the Corporation has not failed in any material way to comply with any law, order or regulation, in any way applicable to or affecting the Corporation's business, of any governmental commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over the Corporation or its operations, including, without limitation, laws, orders and regulations thereof relating to zoning, building codes, antitrust, hiring, wages and the payment of withholding and Social Security taxes, and the Corporation has not received any actual written or oral notices or other communication from any such agency with respect to an alleged, actual or potential violation and/or failure of Corporation to comply with any of the foregoing.

The purchase of the Stock by Buyer and compliance with the terms of this Agreement will not:

(a) to the best of Shareholder's knowledge, cause the Corporation to lose the benefit of any license, right or privilege it presently enjoys or cause any person who does or intends to do business with the Corporation not to continue to do so on the same basis as previously;

(b) relieve any person of any obligation to the Corporation or enable any person (including without limitation any employee, independent contractor, underwriter, author, editor, compiler or illustrator) to terminate any agreement with the Corporation or any obligation to the Corporation or any right or benefit enjoyed by the Corporation or to exercise any other right in respect of the Corporation; or

(c) result in any present or future indebtedness of the Corporation becoming due or capable of being declared due and payable prior to its date of maturity.

3.8 **Financial Statements and Undisclosed Liabilities.**

(a) The Corporation has delivered to the Buyer its audited financial statements for the twelve (12) month period ending December 31, 2022, including its balance sheet ("Balance Sheet") and income & expense statements ("Income & Expense Statements") as of May 26, 2023, (all of which financial statements are collectively referred to as "Financial Statements" and copies of which are attached hereto as **Exhibit 3.8**).

(b) All of the Financial Statements: (i) are true and correct and present fairly the financial position of the Corporation as of the dates thereof and the results of operations and changes in financial position for the respective periods covered by such statements, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Corporation's past practices.

(c) The Corporation does not have any indebtedness, liability, claim or obligation, fixed or contingent, secured or unsecured except as shown on the Balance Sheet or incurred in the ordinary course of business on commercially reasonable terms subsequent to the Balance Sheet Date and set forth on the Corporation's books.

3.9 **Taxes.** The Corporation has duly made all deposits required by law with respect to employees' withholding taxes and has timely filed with all appropriate governmental agencies and bodies (whether federal, state, local or foreign) all income, sales, use, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed by the Corporation as of the Closing Date, and has paid, or has established reserves (as required by generally accepted accounting principles) for the payment of, all taxes shown to be due on such returns, except in each case sales and use taxes in those instances where the customers of the Corporation are contractually obligated to pay the tax. The Corporation has not received any notice of assessment or deficiency or proposed assessment by the U.S. Internal Revenue Service or any other taxing authority in connection with such tax returns and there is no pending tax examination of or tax claim immediately due and payable asserted against the Corporation or its properties, except those disclosed in **Schedule 3.9**. The Corporation has not consented to a waiver or extension of the statute of limitations for any assessment of any tax liability for any year with any department of any federal, state, local or foreign government responsible for the administration of tax laws. There is no tax lien on any of the Assets, except for liens for taxes not yet due and payable. Correct and complete copies of all federal and state income tax returns filed by the Corporation since January 1, 1995 have been delivered to Buyer.

3.10 **Proprietary Rights; Employee Restriction. Schedule 3.10** contains a list of all intellectual property rights ("Intellectual Property Rights") used in the Corporation's business or which the Corporation has exclusive ownership of, or license to use. The Corporation has obtained any licenses, releases or assignments to use all third parties' Intellectual Property

Rights embodied in technology, services and/or products of the Corporation. Neither the present business activities nor the technology, services or products of Corporation infringe on any Intellectual Property Rights of others. The Corporation has not received any notice or other claim from any person or entity asserting that any of the Corporation's activities infringe or may infringe on any Intellectual Property Rights of such person or entity. The Corporation has the right to use, free and clear of claims or rights of others, all trade secrets, customer lists, software and other information, required for or incident to its technology, services and products, or its business as presently conducted. The Corporation is not aware of any infringement by others of its copyrights or other Intellectual Property Rights to which it has exclusive use in any of its technology, services, or products, or any violation of the confidentiality of any of its proprietary information. The Corporation is not making unlawful use of any confidential information or trade secrets of any past or present employees of the Corporation. Neither the Corporation nor any of the key employees of the Corporation have any agreements or arrangements with former employers of such employees relating to confidential information or trade secrets of such employers.

For purposes hereof, "Intellectual Property Rights" shall be defined as all copyright registrations, trademark registrations and applications for registration, patents and patent applications (including but not limited to the Patent above described), trademarks, trade secrets or other proprietary rights registered, used or, intended to be used, in the Corporation's business as presently conducted, and all licenses, assignments and leases relating to Intellectual Property Rights of others embodied in technology, services and/or products of the Corporation.

3.11 **List of Contracts**. Except for the contracts, commitments, plans, agreements and licenses described in **Schedule 3.11**, attached hereto the Corporation is not a party to, nor is any of its assets subject to or otherwise bound by, any:

(a) Collective bargaining agreement or any agreement or contract with any labor union or other employees' association;

(b) Lease or similar agreement regarding any real or personal property;

(c) Contract for the future purchase of commodities, materials, inventory, ingredients, supplies, products, merchandise, services or equipment, except for purchase orders in the ordinary course of business;

(d) Bonus, pension, profit-sharing, retirement or any hospitalization, or insurance or similar plan or practice, formal or informal, in effect with respect to employees of the Corporation or any other person or entity;

(e) Franchise, dealer, distribution, sales or agency contract or commitment;

(f) Guarantees or indemnities, direct or indirect, current or contingent, of the obligations of customers of the Corporation or any other person or entity;

(g) Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Corporation, except for purchase orders in the ordinary course of business;

(h) Any real estate mortgage, loan or credit agreement with any lender, any indenture, pledge, conditional sale or title retention agreement, equipment obligation or real property, lease, or lease purchase agreement;

(i) Any agreement restricting the freedom of the Corporation or of its employees, to compete in any line of business, in any geographic area or with any person or entity;

(j) Agreement with the Shareholder or any present or former shareholder, officer, director, employee, agent or consultant; or

(k) Any other material contracts affecting the Corporation.

All the contracts and commitments listed in said **Schedule 3.11** are valid and binding obligations of the Corporation and, to the best of the Corporation's knowledge, of the other parties thereto, in accordance with their respective terms and conditions except as set forth on **Schedule 3.11**.

There has been no material breach or default of any provisions of any such contract, commitment, lease or other agreement by the Corporation, and to best of the Corporation's knowledge, by any other party thereto, and nothing has occurred which, with lapse of time or the giving of notice or both, would constitute a material breach or default by the Corporation, or to the best of the Corporation's knowledge, by any other party thereto, with respect to any such contract or commitment or which would cause acceleration of any obligation of any party thereto or the creation of any lien, encumbrance, security interest in or upon the Assets.

3.12 **Litigation.** Except as set forth on **Schedule 3.12**, there is no action, suit, proceeding, claim of any kind, audit by a tax authority or investigation pending or threatened against the Corporation, nor has the Corporation received any written or oral actual notice of any such action, suit, proceeding, claim of any kind, audit by a tax authority or investigation. No judgement, order, writ, injunction or decree or award has been issued by or requested of any court or governmental agency which might result in an adverse change in the business or property, or in the condition, financial or otherwise, of the Corporation or the Assets or which might adversely affect the transactions contemplated by this Agreement. The Corporation has never been subject to any bankruptcy or other insolvency proceedings.

3.13 **Absence of Changes.** Since the Balance Sheet Date, the Corporation has conducted its business only in the ordinary course and, except as set forth in this Agreement and on the as **Schedule 3.13**, Corporation has not, either directly or indirectly:

(a) incurred any obligation or liability (absolute, accrued, contingent or otherwise), other than current liabilities incurred and obligations otherwise permitted by this Agreement;

(b) purchased, sold, assigned, transferred, abandoned or otherwise disposed of any assets other than in the ordinary and normal course of its business;

(c) experienced any materially adverse change in its financial position, assets, liabilities or business;

(d) entered into any transaction other than in the ordinary and normal course of business;

(e) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Corporation or its assets, properties, rights or business;

(f) suffered any damage, destruction or loss whether or not covered by insurance which might materially adversely affect the assets, property, business or operations of the Corporation;

(g) made or suffered any amendment, modification or termination of any material contract or agreement;

(h) been in any labor trouble, difficulty, dispute or organizing effort involving any employees of the Corporation;

(i) waived any rights, contractual or otherwise, whether or not in the ordinary course of business;

(j) entered into any lease or sublease, pledge or hypothecation of real or personal property or of any of the assets;

(k) experienced any change in the manner of conducting the business of the Corporation;

(l) issued any stock, bonds, convertible securities or other securities, or become obligated to issue any such securities or granted any stock options, warrants, calls, conversion privileges, commitments or rights with respect to such securities;

(m) declared, set aside or paid any dividend on, or made any other distribution in respect of, the capital stock of Corporation or made any direct or indirect redemption, purchase or other acquisition by Corporation of its own capital stock (or any agreement under which Corporation has become obligated to do any of the foregoing)

(n) entered into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Corporation or its assets, properties, rights or business;

(o) changed or amended the Articles of Incorporation or By-Laws of the Corporation;

(p) made any loans to any party;

(q) formed any subsidiaries or merged or consolidated, or obligated itself to do so, with or into any other entity;

(r) repaid any loans or other advances from stockholders or repaid any indebtedness of the Corporation for which any stockholder was a guarantor or was otherwise directly or indirectly liable;

(s) paid or discharged any lien or liability of Corporation which was not shown on the Balance Sheet or incurred in the ordinary course of business thereafter; or

(t) except as listed in **Schedule 3.13**, incurred any obligation or liability on behalf of Corporation to any of its officers, directors, employees or stockholders (including, without limitation, any increase in compensation or bonuses payable to such officers, directors or employees earning more than $50,000 per year) or any loans or advances made by Corporation to any of its officers, directors, employees or stockholders except normal compensation and expense allowances payable to such persons in the ordinary course of business of the Corporation.

3.14 **Insurance.** The Schedule of Insurance attached hereto as **Schedule 3.14** contains a correct and complete list of all policies (including binders) of insurance held by or on behalf of the Corporation or relating to its business or any of the Assets. Such policies are valid and enforceable in accordance with their respective terms and are outstanding and duly in force as of the date hereof. There are no claims that are not accrued on the Balance Sheet, and there are no unusual provisions for retroactive or retrospective premium adjustments or cancellation or non-renewal. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any policy has been received by the Corporation. No policy of the Corporation has been cancelled by the issuer within the last three (3) years. Except, as set forth on any Schedule hereto, there is no state of facts and no event has occurred which reasonably might form the basis of any claim against or relating to the Corporation or its business or operations or any of its assets which are covered by any of such policies, or which might materially increase the premiums (other than general increases and additions to assets covered) payable under any such policy.

3.15 **Employee Benefits.** Except as set forth in **Schedule 3.15**, Corporation has neither established, nor maintains, nor is obligated to make contribution to or under or otherwise participate in, (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other

employee benefit plan, fund or program including, but not limited to, those described in Section 393 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans listed on **Schedule 3.15** annexed hereto (individually "Plan", and collectively "Plans") comply in all respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986 as amended (the "Code"), have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination of Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by Corporation has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans. Corporation has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980. As of the last day of the most recent prior plan year, the market value of assets under each Plan equaled or exceeded the present value of liabilities thereunder determined in accordance with then current funding assumptions.

Except as set forth on **Schedule 3.15,** the Corporation has complied in all material respects with all applicable laws, rules and regulations of governmental agencies or authorities relating to the employment of labor in connection with the operation of its business, including, without limitation, ERISA and the regulations and published interpretations thereunder, the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, related to employees and former employees ("COBRA"), and those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes, including income and social security taxes.

The Corporation has furnished to Buyer true and correct copies of all documents evidencing each of the Plans referred to on **Schedule 3.15** hereto, and all related documents, reports and agreements.

There has been no violation of the reporting and disclosure requirements with respect to any Plan and no Plan or trust has any liability of any nature, accrued or continent, including without limitation, liabilities for federal, state local or foreign taxes, other than for routine payments to be made in due course to participants and beneficiaries.

Except as set forth in on **Schedule 3.15** hereto: (i) the Corporation has made all payment due to date under or with respect to each Plan set forth on **Schedule 3.15** and all amounts properly accrued to date due as liabilities of the Corporation, under or with respect to each such Plan, for the current plan years, have been recorded on the books of the Corporation; (ii) the Corporation has performed all material obligations required to be performed, and is not in material default under, or in material violation of, any such Plan.

3.16 **Governmental and Other Approvals.** Except as set forth in **Schedule 3.16**, all requisite consents, authorizations, licenses, permits, orders, certificates and approvals of all governmental authorities or other parties necessary for the Corporation to consummate the

transactions contemplated by this Agreement will be obtained as of the time of Closing. The Corporation has all consents, licenses, permits, registrations, approvals and certificates required under applicable law or regulation, federal, state and local, necessary to the ownership of all of the Assets of the Corporation and necessary to the operation of the Corporation's business as presently conducted and as presently contemplated. The Corporation and its operations have conformed and presently conform to all laws, ordinances, requirements, regulations or orders, including, without limitation, those relating to fair labor practices and standards, equal employment practices, or occupational safety and health applicable to the conduct of the Corporation's business and the ownership and management of any of its property.

3.17 **Environmental Matters.** Except as disclosed on **Schedule 3.17**

(a) The property, assets and operations of the Corporation are and have been in compliance in all material respects with all applicable Environmental Laws; there are and have been no hazardous materials stored, handled or otherwise located in, on or under any of the property occupied by the Corporation or assets of the Corporation, including, the groundwater; and there have been no releases or threatened releases of hazardous materials in, on or under any property occupied by the Corporation adjoining any of the property or assets of the Corporation. The Corporation has not stored or caused to be stored any hazardous materials on or under any of the property or assets of the Corporation, including the groundwater, other than in compliance with Environmental Laws; and the Corporation has not generated, released or discharged any hazardous materials other than in compliance with Environmental Laws.

(b) None of the property occupied by the Corporation, assets or operations of the Corporation is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any hazardous materials into the environment or (ii) any release or threatened release of any hazardous materials into the environment is in contravention of any Environmental Law.

(c) There are no pending or threatened lawsuits, or proceedings against the Corporation, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any hazardous materials into the environment, and the Corporation is not, nor ever has been, the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of hazardous materials disposal sites, including without limitation, the "National Priorities List" or "CERCLIS List," (ii) has or, had any subsurface storage tanks located thereon; or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or a petroleum products storage facility.

(d) The Corporation has no present or contingent liability in connection which the presence either on or off the property occupied by the Corporation or assets of the Corporation of any hazardous materials in the environment or any release or threatened release of any hazardous materials into the environment, or any other liability under any environmental law. "Environmental Laws" shall mean any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water

(including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, bio-hazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.§ 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws have been, or are, amended, modified or supplemental heretofore or from time to time hereafter and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

3.18 **OSHA.** As disclosed in **Schedule 3.18**, the Corporation and its operations and properties are presently and always have been in compliance with all applicable Occupational Safety and Health rules, regulations and laws. The Corporation does not know of any potential occupational safety and health problem in connection with its operations or properties.

(a) Brokers' and Finders' Fees. The Corporation and Shareholder (i) jointly and severally represent that no finder or broker, has acted on behalf of the Corporation or Shareholder in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and (ii) hereby agrees to indemnify and to hold the Buyer harmless of and from any liability for commission or compensation in the nature of a finder's fee to any broker or finder for which the Corporation, or any of its employees or representatives, or Shareholder are responsible.

(b) Labor Relations. The Corporation is in compliance in all respects with all federal, state and local laws respecting employment and employment practices and is not engaged in any unfair labor practice (a) there is no unfair labor practice complaint against the Corporation pending or threatened; (b) there are no proceedings pending or threatened before the national Labor Relations Board with respect to the Corporation; (c) there are no discrimination charges pending before any federal or state agency or authority; (d) there is no labor strike or similar material dispute pending or threatened against the Corporation; (e) there is no pending representation question involving and attempt to organize a bargaining unit including any employees of the Corporation and no labor grievance has been filed within the past twelve (12) months; (f) there is no outstanding claim against the Corporation by any person who is now or has been an officer or employee of the Corporation or, to the best of Shareholder's knowledge, any circumstances which may give rise to any such claim; and (g) there is no arbitration proceeding under any collective bargaining agreement pending or threatened. The Corporation is not a party to any collective bargaining agreement nor is any such agreement currently being negotiated by the Corporation.

(c) Disclosure. No representation or warranty in this Section 3 and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit any material fact the omission of which would be materially misleading.

4. **REPRESENTATIONS AND WARRANTIES BY BUYER.** As of the date hereof and as of the date of the Closing, Buyer represents and warrants as follows:

4.1 **Organization, Standing, Capitalization, etc.** The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to conduct its business as it is currently being conducted.

4.2 **Authorization: No Conflicts**. All corporate action on the part of the Buyer, necessary for the authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated herein and therein has been fully taken. This Agreement is the valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, usury and other similar laws affecting the rights of creditors generally, and rules of laws governing specific performance, injunctive relief or other equitable remedies.

4.3 **Government Approval**. Except as expressly provided herein, no consent, approval or authorization of or qualification, designation, declaration or filing with any governmental authority on the part of the Buyer is required in connection with the conduct of the Buyer's business or in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of any other transactions contemplated hereby.

4.4 **Litigation, etc.** There is no action, proceeding or investigation pending or, to the best of its knowledge, threatened (or any basis therefor known to the Buyer), that questions the validity of this Agreement or any action taken or to be taken pursuant hereto or contemplated hereby, or that might result, either in any case or in the aggregate, in any material adverse change in the business, prospects, operations, affairs or condition of the Buyer or in any its properties or assets, or in any material liability on the part of the Buyer.

4.5 **Brokers' and Finders' Fees.** The Buyer (i) represents that no finder or broker, has acted on behalf of the Buyer in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and (ii) hereby agrees to indemnify and to hold the Corporation and Shareholder harmless of and from any liability for commission or compensation in the nature of a finder's fee to any broker or finder for which the Buyer, or any of its employees or representatives, are responsible.

4.6 **Accredited Investor**. At the time Buyer receives any of the Stock, Buyer will be an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Buyer represents further that Buyer, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of

evaluating the merits and risks of the prospective investment in the Stock, and has so evaluated the merits and risks of such investment. Buyer is able to bear the economic risk of an investment in the Stock and, at the present time, is able to afford a complete loss of such investment.

5. **RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.**

5.1 **Survival of Representations and Warranties.** All representations, warranties, covenants and obligations herein or in any Exhibit, Schedule, certificate or financial statement delivered by any party to any other party incident to the transactions contemplated hereby shall be deemed to have been relied upon by the other party, shall survive the execution and delivery of this Agreement, any investigation at any time made by any party hereto, and the sale and purchase of the Stock and payment therefor for the period of any applicable statute of limitations.

5.2 **Further Assurances.** From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this

5.3 **Change of Name**. Except as provided for in Section 2.3(e) above, the Shareholder agrees that after the Closing he shall not use or employ in any manner directly or indirectly the name Direct Mortgage Investors, Inc. or any other name formerly used by the Corporation in its business, including but not limited to any trade names, trademarks and product names used by Corporation prior to Closing.

6. **INDEMNIFICATION AND SETOFF**.

6.1 **Indemnification by the Corporation and Shareholder**. The Shareholder hereby agrees to defend, indemnify and hold Buyer and its successors and assigns, and their respective officers, directors, shareholders, employees, agents, attorneys and representatives, harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorney's fees) which may be sustained or suffered by Buyer arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant made by the Corporation or Shareholder in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants. Shareholder shall not have any rights, hereunder or otherwise, to indemnification or contribution from the Corporation with respect to any matter, including, without limitation, any inaccuracy in or breach of any representation or warranty of the Corporation made in or pursuant to this Agreement or any related document or any breach or nonfulfillment of any covenant or obligation of the Corporation

contained in this Agreement or any other document and Shareholder hereby irrevocably releases the Corporation from any liability for any such claim.

6.2 **Indemnification by the Buyer.** The Buyer hereby agrees to defend, indemnify and hold the Shareholder harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable attorneys' fees) which may be sustained or suffered by the Shareholder arising out of, based upon, or by reason of a breach of any representation or warranty, or a failure to perform any agreement or covenant, made by the Buyer in this Agreement or in any exhibit, schedule, certificate or financial statement delivered hereunder, or arising out of, based upon, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such breached representations, warranties or covenants.

6.3 **Notice; Defense of Claims.** Each party to this Agreement shall give prompt written notice to the other party or parties to this Agreement under each claim for indemnification hereunder specifying the amount and nature of the claim, and of any matter which is likely to give rise to an indemnification claim. Each party to this Agreement has the right to participate at his or its own expense in the defense of any such matter or its settlement, or the indemnified party may direct the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the indemnified party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the indemnifying party's ability to defend such claim against a third party. No indemnifying party, in the defense of any claim or litigation shall, except with the consent of an indemnified party, which consent shall not be unreasonably withheld or delayed, consent to entry of any judgment or enter into any settlement by which such indemnified party is to be bound and which judgment or settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

7. MISCELLANEOUS.

7.1 **Assignability.** Neither this Agreement nor any rights or obligations hereunder, are assignable by either party hereto, except that the Buyer shall have the right to assign any of its rights or obligations hereunder to an entity, designated by Buyer without the consent of the Shareholder or the Corporation, provided that Buyer remains liable for all of its obligations hereunder.

7.2 **Publicity.** Except as otherwise required by law, prior to Closing none of the parties hereto shall issue any press release or make any other public statement relating to or connected with, or arising out of, this Agreement or the matters contained herein or disclose the contents of this Agreement or the terms of the sale contemplated hereby without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

7.3 **Section Headings.** The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

7.4 **Waiver.** Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver shall be binding unless executed in writing by the party making the waiver.

7.5 **Expenses.** Except as otherwise provided herein, the Shareholder and Buyer shall pay the fees and expenses of their respective accountants and legal counsel and other advisors incurred in connection with the transactions contemplated by this Agreement. No such fees or expenses related to this transaction shall be paid by or constitute the obligation of the Corporation.

7.6 **Notices.** All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including, without limitation, service by nationally recognized overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of service if delivered by facsimile to the facsimile number set forth below which facsimile is confirmed within three (3) days by deposit of a copy of such notice in first class mail, registered or certified, postage prepaid at the address set forth below. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

To the Buyer:	Direct Capital Investment Group, Inc. 254 Chapman Road, Suite 208 #11485 Newark, DE 19702
With a copy to:	Nicholas F. Coscia, Esquire 7667 Pelican Pointe Drive Jensen Beach, FL 34994 Email: nick@cosciasec.com
To the Shareholder:	James Anderson 254 Chapman Road, Suite 208 #11485 Newark, DE 19702
To the Corporation:	Direct Mortgage Investors, Inc. 5533 W. 109th Street #103 Oak Lawn, IL 60453

With a copy to:

7.7 **Governing Law.** This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware and shall be enforceable by the parties and its and their successors and assigns at law and in equity.

7.8 **Entire Agreement**. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

7.9 **Validity**. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

7.10 **Counterparts.** This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

8. MORTGAGE LICENSES.

8.1 Corporation and Shareholder warrant and represent that the Corporation and all its employees, agents, independent contractors and others who provide mortgage origination, servicing and underwriting services on behalf of the Corporation presently owns, possesses, and otherwise has and have valid, current and unconditional licenses and permits to operate Corporation's Business in every location, state and jurisdiction in which it is presently operating or intends to operate its Business (individually, a "License" and collectively the "Licenses"). A link to the Licenses in effect as of the date of this Agreement is as follows: https://www.nmlsconsumeraccess.org/Home.aspx/SubSearch?searchText=direct+mortgage+investors

8.2 At the time Closing occurs on the purchase and sale of all of the issued and outstanding shares of Stock pursuant to this Agreement, Shareholder and Corporation shall deliver any and all documentation necessary in Buyer's opinion to effect the transfer of all of Corporation's right, title interest in and to the License or Licenses issued to Corporation as is customary in such a transaction. Such documentation shall include, but shall not be limited to, the execution and delivery by Corporation, as Buyer may determine is necessary, of assignment and transfer documents as may be legally necessary to Buyer and/or to Buyer's designee or assignee; assignments of Corporation's and Shareholder's rights in and to the aforesaid Licenses.

IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

WITNESSED BY:

BUYER:

DIRECT CAPITAL INVESTMENT GROUP, INC.

____

By:____________________________
Name: James Anderson
Title: CEO and President

____

CORPORATION:

DIRECT MORTGAGE INVESTORS, INC.

____

By:____________________________
Name: James Anderson
Title: CEO and President

____

SHAREHOLDER:

____

____
James Anderson, individually

____

EXHIBIT "A"

Secured Promissory Note

(copy attached)